EXHIBIT 11.1

Statement Regarding Computation of Per Share Earnings

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Computation of Earnings Per Share

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three months ended March 31, 2003 and 2002, included in this report as Exhibit 13.3

Earnings Per Share

Net Income /
Weighted average shares of common stock outstanding for the period

	Three months ended March 31,

	2003	2002

Weighted Average
Shares Outstanding	1,538,443	1,538,443
Net Income	619,471	610,964
Per Share Amount	.40	.40

No common stock equivalents exist.

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